UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 17, 2011

TFS FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

United States	001-33390	52-2054948
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

7007 Broadway Ave., Cleveland, Ohio		44105
(Address of principle executive offices)		(Zip Code)

Registrant’s telephone number, including area code (216) 441-6000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2011, Robert B. Heisler, Jr. and Terrence R. Ozan were elected to the Board of Directors of TFS Financial Corporation (“the Company), filling two vacant board positions. The Board has affirmatively determined that Mr. Heisler and Mr. Ozan are independent of the Company and its management, consistent with the criteria established by the NASDAQ Stock Market.

Mr. Heisler serves as the Dean of Kent State University’s Business School, a position he has held since October 2008. Prior to that appointment, he served as a Special Advisor to the University President. Mr. Heisler retired as Chairman of KeyBank, N.A. in August 2007, after 37 years in the banking industry. Prior to his role as Chairman, Mr. Heisler served as Senior Managing Director of Key Capital Partners and held various positions throughout the organization, overseeing investment banking, brokerage, asset management, private banking, and investment research. Mr. Heisler is a Director of First Energy Corporation and holds leadership positions for many Northeast Ohio community organizations.

Mr. Ozan serves on the Board of Directors of Capgemini, Cohesant Inc., and a privately held chemical manufacturer and supplier. Capgemini is an $11 billion company providing consulting, technology and outsourcing services around the world and is listed on the Paris Stock Exchange. Cohesant is a pink sheet-listed company providing water infrastructure rehabilitation products and services. Prior to his retirement in 2003, Mr. Ozan served as CEO of North American operations and was an executive member of the Capgemini Global Management Committee. Prior to the formation of Capgemini in 2000, Mr. Ozan was the CEO of worldwide consulting services for Ernst & Young and served on various boards and governance committees. In his nearly 30 year career at Ernst & Young, Mr. Ozan also directed many different US business units of the organization.

Directors Heisler and Ozan bring extensive business and banking experience to the Board and will enhance the risk management and oversight functions of the Board. Each of the new directors will serve until our next annual meeting of shareholders and until his successor is elected and shall qualify.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TFS FINANCIAL CORPORATION (Registrant)

Date: March 21, 2011	By:	/s/ David S. Huffman
David S. Huffman
Chief Financial Officer